NEWS RELEASE

Date: For Release: Contact(s):	January 17, 2008 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com
	Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com	JR Reilly 860/547-9140 jr.reilly@thehartford.com

The Hartford Announces Mid-2008 Departure of Chief Financial Officer David M. Johnson

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial services companies, announced today that David M. Johnson, executive vice president and chief financial officer, as well as a member of the company’s Office of the Chairman, intends to leave The Hartford. Johnson, who has served in his role since May 2001, has agreed to remain as CFO until at least mid-2008 to ensure a smooth transition. A search for his successor is underway.

“We are enormously grateful for David’s outstanding contribution to The Hartford and I am personally thankful for his leadership, partnership and friendship,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “The Board of Directors and I accepted his resignation with regret. Today, the company is financially strong and much of that is a credit to David’s stewardship of our enterprise risk and capital management efforts. David has been a true champion of excellence in disclosure and financial reporting. We are also fortunate that David has developed a very talented finance team.”

“I am extremely proud of what The Hartford has accomplished during this period and the opportunity I have had to contribute to that success,” said Johnson. “The company has never been on a stronger financial footing and is very well positioned in the current competitive environment and market conditions. After seven years at the helm of the company’s finance organization, I am confident about the opportunities ahead for The Hartford and am looking forward to the next challenge for me.”

Prior to joining The Hartford, Johnson was senior executive vice president and CFO of Cendant Corp., which he joined in 1998. He also had a 12-year career with Merrill Lynch where he served in a number of roles, including managing director in the investment banking division. In 2000, CFO Magazine named Johnson one of the leading CFOs in the U.S. under the age of 40 and Institutional Investor Magazine has named him one of The Best CFOs in America for 2004, 2005 and 2006.  In addition, The Hartford received IR Magazine’s award for “Best Disclosure Policy” in 2007.

The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2006 revenues of $26.5 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

HIG-F

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2006 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.